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                                                                 Exhibit 10.17


                      BYLAWS OF ACCURIDE DE MEXICO, S.A. DE C.V.


                                    CHAPTER FIRST


             CORPORATE NAME, PURPOSE, DOMICILE, NATIONALITY AND DURATION


FIRST - The corporate name of the Company shall be "ACCURIDE DE MEXICO." This name always shall be followed by the words "SOCIEDAD ANONIMA DE CAPITAL VARIABLE," or by the abbreviation "S.A. de C.V."


SECOND - The Company's corporate purpose shall be:

(1) to design, manufacture, purchase, sell, import, export, market, deal in and distribute all kinds of wheels, rims and other automotive parts, and all kinds of components, replacements and related products, for the light vehicle, heavy truck, trailer, bus and agricultural and off-road vehicle markets;

(2) to negotiate and contract with any and all natural persons, corporations, partnerships, trusts, limited liability and other companies, associations, institutions and other entities of any kind or description for the provision or supply of, or other arrangements regarding, goods, services, equipment, materials, capital and any and all other tangible and intangible items in connection with or relating in any manner to the fulfillment of the Company's corporate purpose set out in this Article Second;

(3) to provide and receive advice, consultations, technical assistance and other services with respect to any matters in connection with or relating in any manner to the fulfillment of the Company's corporate purpose set out in this Article Second, including, without limitation, matters of administration, production, advertising, marketing, sales, security, maintenance, employee nutrition, health and safety, business information systems and processing, and other technical matters generally;

(4) to acquire, purchase, hold, own, possess, manage, deal in, import, export, pledge, grant security interests and liens in and upon, encumber, sell, lease, sublease, and transfer or otherwise dispose of, all types of materials, machinery, equipment, tools, goods, vehicles and other chattels of any kind or description, real estate and all kinds of interests therein, and any and all other rights in, of or pertaining to any of the foregoing;

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(5)  to offer for sale, sell, issue, and maintain an accounting of, shares of the Company's capital stock, warrants, options and convertible securities of every kind, chattel paper, bonds, debentures and other instruments or evidences of indebtedness of the Company, whether secured or unsecured, and any and all other Company securities of any kind or description;

(6) to subscribe, acquire, purchase, hold, own, deal in, endorse, vote, pledge, deposit, grant security interests and liens in and upon, encumber, sell, and transfer or otherwise dispose of, shares of corporate stock, partnership interests, member interests, investment contracts, options, preferences, bonds, debentures, promissory notes and other negotiable instruments generally, and any and all other securities or participations generally in any and all kinds of corporations, partnerships, trusts, limited liability and other companies, associations, institutions and other entities of any kind or description;

(7) to acquire, purchase, hold, own, license the use of, pledge, grant security interests and liens in and upon, encumber, sell, and transfer or otherwise dispose of, patents, trademarks, trade names, service marks, inventions, concessions, franchises, designs, drawings, trade secrets, copyrights, and any and all other industrial property of any kind or description;

(8) to contract and grant loans, security interests, avales, pledges, mortgages and trusts, and to guarantee obligations of third parties; and

(9) in general, to effect, perform and carry out any and all acts, operations and agreements necessary or convenient to fulfill the Company's corporate purpose set out in this Article Second.

THIRD - The Company's domicile shall be San Nicolas de los Garza, Nuevo Leon; however, the Board of Directors may cause the Company to establish offices, agencies or branches anywhere in the world without such constituting a change of domicile.


FOURTH - The Company is of Mexican nationality. The current and future foreign shareholders of the Company formally agree with the Foreign Affairs Secretariat to consider themselves as Mexican nationals with regard to the shares of the Company that they own or acquire, and with regard to the assets, rights, concessions, participations and interests of the Company and the rights and obligations arising from agreements with Mexican authorities to which the Company is a party; and such foreign shareholders agree not to invoke the protection of their governments, under penalty,

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in the event of a default thereof, of forfeiting to the benefit of the
Mexican Nation the corporate participations they may have acquired in the Company.


FIFTH - The duration of the Company shall be 99 (ninety-nine) years counted from the date of its incorporation.


                                    CHAPTER SECOND

                                    CAPITAL STOCK

SIXTH - (1) The capital stock is variable. The minimum required amount of fixed capital, which is not entitled to withdrawal, is $50,000.00 (FIFTY THOUSAND AND 00/100 PESOS) in Mexican currency, which shall be represented by 50,000 (FIFTY THOUSAND) common, registered no-par value shares, fully subscribed and paid up. The variable portion of the capital stock shall be unlimited and be represented by registered, no-par value shares, and shall be issued with such characteristics as may be determined by the Shareholders' Meeting that approves the issuance thereof.

(2) The provisional and final share Certificates shall be numbered consecutively, shall bear the legend set out in Article Ninth (2) of these Bylaws, and shall contain the references required under Article 125 of the General Law of Business Organizations; and Article Fourth hereof shall be transcribed thereon. Each Certificate may represent one or more shares and shall be signed by the Chairman of the Board and by any other Director.

(3) The Company shall maintain a Stock Registry book, which clearly shall identify all subscriptions, payments for, and transfers of, shares, and which also shall identify each seller, former owner, and assignee or purchaser of any such shares.

(4) No transfer of shares shall be acknowledged or recorded in the Stock Registry book unless it complies with the restrictions on the encumbrance or transfer of shares set forth in Chapter Third of these Bylaws.


SEVENTH - (1) Any increase or reduction of the minimum fixed capital stock must be approved in accordance with these Bylaws at an Extraordinary Shareholders' Meeting. Any increase or reduction of the variable portion of the capital stock also shall be approved at an Extraordinary Shareholders' Meeting but shall not require any formality or recording other than as set forth in these Bylaws.

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(2)  The shareholders shall have preemptive rights, in proportion to the number of shares held by each, to subscribe for shares to be issued in connection with any increase in the capital stock of the Company. Shareholders must exercise their preemptive rights, if at all, within a period of 15 (fifteen) calendar days following the date of publication, in the Official Gazette for the Company's domicile, of Notice of the adoption by a General Shareholders' Meeting of a resolution approving the increase. In the event all shares are represented at the Shareholders' Meeting approving the increase, said period of 15 (fifteen) calendar days shall be counted from the date the Meeting was held, and no Notice shall be required to be published. In the event any shareholder does not exercise its preemptive right, a General Shareholders' Meeting or the Board of Directors shall determine the manner in which to dispose of the shares not subscribed as a result.


EIGHTH - In the event of a reduction of the capital stock, the same shall affect all of the shareholders, in proportion to the number of shares held by each. Each of the shareholders of the Company hereby expressly waives any right of withdrawal, both partial and total, and each hereby waives any right of separation, including, without limitation, the rights to which Articles 220 and 206 of the General Law of Business Organizations refer.


                                    CHAPTER THIRD

                  RESTRICTIONS ON ENCUMBRANCE OR TRANSFER OF SHARES

NINTH - (1) For the duration of the Company, shareholders shall not pledge, deposit, grant any security interest or lien in or upon, or otherwise encumber or offer to encumber, any of their shares of capital stock in the Company, except upon the prior written authorization of shareholders representing more than 60% (sixty percent) of the issued and outstanding shares. With the exception of a share transfer under Chapter Ninth caused by an unresolved fundamental difference between Shareholders, from the date of formation of the Company through December 31, 2000, no shareholder may sell, gift, convey, assign, endorse, or otherwise transfer or offer to transfer, any of its shares of capital stock in the Company. Beginning January 1, 2001, shareholders may transfer their capital stock to a third party, but only upon the prior written authorization of the Board of Directors, which shall be granted if the requirements set forth in Article Tenth have been met, or upon the written authorization of those shareholders representing more than 60%(sixty percent) of the issued and outstanding shares, or upon any transfer under Chapter Ninth caused by an unresolved fundamental difference between shareholders. Any attempted pledge, deposit, grant of a security

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interest or lien, or other encumbrance or offer of encumbrance, or any attempted sale, gift, conveyance, assignment, endorsement or other transfer or offer of transfer, of any of the shares of the capital stock of the Company, made in breach of any of the provisions of this Chapter Third, shall be null and void from the beginning.

(2) All Certificates evidencing shares of the Company's capital stock shall bear the following legend:

     "The shares represented by this Certificate shall not be pledged, deposited or have any security interest or lien granted therein, or otherwise be encumbered; and such shares shall not be sold, gifted, conveyed, assigned, endorsed or otherwise transferred, except in compliance with the provisions of Chapter Third of the Bylaws of the Company."

(3) Unless otherwise specified, all references in these Bylaws to "shares" or "capital stock" shall mean and refer to any and all forms, shares and series of shares of the capital stock that may be issued by the Company.


TENTH - No shareholder that desires to sell, gift, convey, assign, endorse or otherwise transfer or offer to transfer all or any lesser number of its shares of capital stock ("Offeror") may do so without first granting to the other shareholders of the Company ("Offerees") the exclusive right to purchase all, and only all, of the Offeror's shares ("Offered Shares"), upon the following terms and conditions:

(1) By a written offer ("Offer") delivered to each Offeree, the Offeror shall offer to sell the Offered Shares at a particular price; provided that the Offer price shall not exceed the fair market value of the Offered Shares at the time of the Offer;

(2) Each Offeree shall have 30 (thirty) calendar days (the "Original Offer Period"), beginning upon its receipt of the Offer, within which to determine whether to accept the Offer. Each Offeree that decides to accept the Offer shall, within the Original Offer Period, so notify the Offeror in writing. Any Offeree that does not so notify the Offeror shall be deemed to have rejected the Offer. Any acceptance of the Offer shall be for all of the Offered Shares. If more than one Offeree accepts the Offer, each such acceptance shall be deemed to have been made in the proportion that the shareholdings of each accepting Offeree, respectively, bear to the shareholdings of all the accepting Offerees as a group;

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(3)  In the event any one or more Offerees accept the Offer within the Original
     Offer Period, the closing with respect to the purchase or purchases of the Offered Shares shall take place within 20 (twenty) calendar days following the end of the Original Offer Period, and a written Notice shall be delivered by the Offeror to each purchasing Offeree at least 10 (ten) calendar days prior to the closing, specifying: (i) the date, time and place of the closing; (ii) the identity of each purchasing Offeree, and the number and description of the Offered Shares to be sold to each purchasing Offeree; (iii) the purchase price, both on a per-share basis and in the aggregate, to be paid by each purchasing Offeree for the Offered Shares so purchased; and (iv) the currency in which the purchase price is to be paid. At closing, each purchasing Offeree shall deliver the purchase price in immediately available funds to the Offeror against receipt of the Certificate or Certificates evidencing the corresponding Offered Shares, duly endorsed for transfer;

(4) If an Offer made pursuant to this Article Tenth is not accepted by any Offeree, and if at least one (1) Offeree requests an appraisal under the terms of this paragraph, within the Original Offer Period, then the Offeror, and the Offerees as a group, each shall employ a qualified independent appraiser and cause him or it to determine and report in writing to the shareholders, within 20 (twenty) calendar days following the end of the Original Offer Period, the "going concern" value of the Company on a per-share basis, the Offeror to bear the cost of engaging its own appraiser, and each Offeree to bear its pro-rata share of the cost of engaging the Offeree group's appraiser. If the greater of these two appraisals of the shares is not more than 110% (one hundred ten percent) of the lesser of the appraisals, then the Offer shall be deemed extended for 30 (thirty) calendar days following delivery of the second appraisal (the "First Extension Period") and shall be modified such that the Offer price shall be the simple average of the two appraisals of the shares. If the Offer, as modified based upon the 2 (two) appraisals, is accepted by one or more of the Offerees during the First Extension Period, then the closing of the resulting share purchase or purchases shall occur as provided in Article Tenth (3), as if the First Extension Period were the Original Offer Period; but if the Offer, as modified, is not accepted within the First Extension Period, then the Offeror may sell the Offered Shares as provided in Article Tenth (6).

(5) If the two appraisals referred to in Article Tenth (4) differ by more than 10% (ten percent), then the Offeror, and the Offerees as a group, each shall cause their appraisers, respectively, to select a third qualified independent

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     appraiser and cause him or it to determine and report in writing to the shareholders, within 30 (thirty) calendar days following delivery of the second appraisal, the "going concern" value of the Company on a per-share basis, the cost of the third appraisal to be borne entirely by the Offeror; and in that event the Offer shall be deemed extended for 20 (twenty) calendar days following delivery of the third appraisal (the "Second Extension Period") and shall be deemed modified such that the Offer price shall be the median of the 3 (three) appraisals of the shares. If the Offer, as modified based upon the 3 (three) appraisals, is accepted by one or more of the Offerees during the Second Extension Period, then the closing of the resulting share purchase or purchases shall occur as provided in Article Tenth (3), as if the Second Extension Period were the Original Offer Period; but if the Offer, as modified, is not accepted within the Second Extension Period, then the Offeror may sell the Offered Shares as provided in Article Tenth (6).

(6) If 2 (two) appraisals differing by 10% (ten percent) or less have been performed in accordance with Article Tenth (4), or if 3 (three) appraisals have been performed in accordance with Article Tenth (5), and if the Offer, as modified based upon the 2 (two) appraisals or upon the 3 (three) appraisals, has not been accepted by at least 1 (one) Offeree within the First Extension Period or within the Second Extension Period, as the case may be, then the Offer shall terminate and the Offeror may sell all, but not less than all, of the Offered Shares to any third party, provided that:
     (i) the transfer price in any such third-party sale shall not be less than, and the terms and conditions of the sale shall not be more favorable to the third-party purchaser than, those of the Offer as it had been in effect during the First Extension Period or during the Second Extension Period; and (ii) if the Offered Shares have not been sold or otherwise transferred by the Offeror to a third party within 90 (ninety) calendar days after the expiration of the First Extension Period or the Second Extension Period, as the case may be, then any proposed sale or other transfer of any or all of the Offered Shares shall be subject once again to the right of first refusal procedure provided in this Article Tenth; and

(7) Each Offer and any other Notice to be given under this Chapter Third shall be delivered to the addresses of the registered shareholders indicated in the Company's Stock Registry book, and to the Chairman and to the Secretary of the Company, by hand, telefax or courier service; and each shall be effective upon actual receipt at the domicile of the addressee as shown in the Stock Registry book.

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                                    CHAPTER FOURTH

                                THE BOARD OF DIRECTORS

ELEVENTH - (1) The management and administration of the Company's business shall be entrusted to a Board of Directors consisting of a total of 5 (five) Directors, who may but need not be shareholders, each of whom shall be elected, along with his corresponding Alternate, by a simple majority vote of the shareholders at the first Ordinary Shareholders' Meeting of each fiscal year; provided, however, that in the event any shareholder holds at least 49% (forty-nine) percent but less than 50% (fifty percent) of the Company's capital stock, duly subscribed and paid up, then that shareholder shall be entitled to elect 2 (two) Directors (including the Director that such shareholder would be entitled under Article 144 of the General Law of Business Organizations to elect), the other 3 (three) Directors still to be elected by a simple majority vote of the shareholders.

(2) In the absence of a Director for any reason, including without limitation, absences due to retirement, death, resignation or removal, the Alternate Director elected by the same shareholder or group of shareholders that elected the absent Director shall be entitled to act. In the absence of such Alternate, a Shareholders' Meeting shall be called to elect a successor.

(3) Each Director shall serve until his successor has been elected and qualified; and each may be reelected any number of times without limitation. No person who has been convicted of a serious crime shall be eligible to serve as a Director or as an Alternate.

(4) No Director may be removed from his position without the prior written consent of the shareholder or group of shareholders that elected him, except, however, that if any Director or any Alternate is convicted of a serious crime, then: (i) the Board of Directors shall be both authorized and required to remove that Director or that Alternate, as the case may be, within 15 (fifteen) calendar days following the criminal conviction; and (ii) the shareholder or group of shareholders that elected the Director or the Alternate so removed shall elect a replacement within 10 (ten) calendar days following the removal.


TWELFTH - (1) The Board of Directors, at its first meeting held after the first Ordinary Shareholders' Meeting of each fiscal year, shall appoint a Chairman, a Secretary and an Assistant Secretary, if they were not appointed by the Shareholders' Meeting. The Chairman shall be a member of the Board of Directors and shall have the powers and duties expressly granted

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to him by the Board.  The Secretary and the Assistant Secretary may but need not be members of the Board.

(2) The Secretary or the Assistant Secretary shall attend all meetings of the Board of Directors and record minutes of the proceedings of said meetings in a minute book to be kept for such purpose. The minutes of each Board meeting shall be reviewed and signed by the Chairman and by the Secretary or the Assistant Secretary. The Secretary and the Assistant Secretary shall have custody of the minute book of Board meetings and related books and records. Upon request by any shareholder, the Secretary or the Assistant Secretary shall issue copies of the recordings and entries contained in such books and permit any shareholder to review them.


THIRTEENTH - The Board of Directors shall have the following powers and authority:

(1) to represent the Company under a general power of attorney for lawsuits and collections with all general authority and the special powers that require a special grant in accordance with the law, including, without limitation, those set out in the first paragraph of Article 2448 of the Civil Code for the State of Nuevo Leon and the relevant articles of the Civil Codes for the various states of the Republic of Mexico, including authority to file Amparo Suits and to withdraw them, to file criminal complaints and to withdraw them, to become coparty to the Public Prosecutor and grant pardons, if proper, according to the law, to compromise, to submit to arbitration, to take and answer depositions, to challenge judges, to receive payments and perform all other acts expressly determined by law, among which are included representing the Company before criminal, civil, administrative and labor authorities and courts;

(2) to represent the Company under a general power of attorney for acts of ownership, pursuant to the terms of the third paragraph of Article 2448 of the Civil Code for the State of Nuevo Leon and the relevant articles of the Civil Codes for the various states of the Republic of Mexico;

(3) to manage the business and property of the Company under a general power of attorney pursuant to the terms of the second paragraph of Article 2448 of the Civil Code for the State of Nuevo Leon and the relevant articles of the Civil Codes of the various states of the Republic of Mexico;

(4) to execute, accept, endorse, subscribe and guarantee negotiable instruments pursuant to the terms of Article 9 of the General Law of Credit Instruments and Operations;

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(5)  to open and close bank accounts on behalf of the Company and to designate the persons who may sign on the same;

(6) to appoint and remove the officers and employees of the Company, fixing their duties, fringe benefits and compensation;

(7) to execute individual labor contracts and collective bargaining agreements and to intervene in preparing Company work regulations;

(8) to grant powers of attorney, either general or special, with or without the right to be substituted, as well as to revoke the powers granted herein;

(9)  to call Shareholders' Meetings and execute their resolutions; and

(10) in general, to carry out any and all acts authorized directly or indirectly by these Bylaws or the General Law of Business Organizations, or that result therefrom or otherwise are a consequence thereof.


FOURTEENTH - (1) The Chairman, who shall not cast any vote in his capacity as Chairman (but who may vote in his capacity as a Director), shall preside over the Shareholders' Meetings and over the Board of Directors' Meetings, and shall execute the resolutions adopted thereby, without need of any special appointment.

(2) In the event the Chairman does not attend a Board or Shareholders' Meeting, a Director shall be designated at the Meeting to act as presiding officer thereat. In the event the Secretary does not attend a Meeting, the Assistant Secretary shall take his place. In the absence of both the Secretary and the Assistant Secretary, the Board shall designate a Director to act as secretary for the Meeting.


FIFTEENTH - The Board of Directors shall meet at least 6 (six) times during each fiscal year, and at least one Board Meeting shall be held during the first 4
(four) months of each fiscal year. In addition, the Board shall meet at any other time at which a Board Meeting may be duly called. Board Meetings shall be called by the Chairman or by any 2 (two) other Directors, by means of written Notice delivered by hand, telefax or courier service to each Director and received at least 15 (fifteen) calendar days in advance of the Meeting date.
The call Notice must indicate the date, time and place for the Board Meeting, state the specific purpose or purposes for which the Meeting is

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called, and provide an agenda for the Meeting.  The call shall not be required when all Directors are present at the Meeting.


SIXTEENTH - Written resolutions adopted by unanimous decision of all Directors or their Alternates, if confirmed in a dated document signed by each Director or his Alternate, shall be valid and have the same legal effect as if such resolutions had been adopted at a duly convened Board of Directors' Meeting. Such resolutions shall be signed by the Secretary or the Assistant Secretary and be transcribed in the minute book referred to in Article Twelfth. The Secretary or the Assistant Secretary shall deliver a certified copy of all such resolutions to the Examiners of the Company. Enclosures relating thereto, if any, shall be attached to the corresponding file.


SEVENTEENTH - Board Meetings may be held anywhere, both within the Republic of Mexico and abroad, as determined by the Board. The presence of at least 3 (three) Directors or their respective Alternates shall be required in order for the Board of Directors to act at any Board Meeting. All actions of the Board of Directors shall be taken only upon the affirmative vote of any 3 (three) or more Directors or their respective Alternates; provided, however, that in order to be duly adopted each of the following actions shall require the affirmative vote of at least 4 (four) Directors or their respective Alternates:

(1)  approval of the Company's annual business plan, which shall consist of a 1
     (one) year operating plan, a 3 (three) year capital expenditure plan and a 5 (five) year strategic plan;

(2) contracting indebtedness in an amount that would cause the Company's total indebtedness to exceed, by at least 25% (twenty-five percent) at any time during the fiscal year, the debt limit set out in the corresponding business plan;

(3) any sale of capital equipment that would cause the aggregate annual amount of such sales to exceed 7% (seven percent) of the inflation-adjusted book value of the Company's total assets at the time of sale;

(4) approval of any material deviation from the Company's operating plan or capital expenditure plan set out in the Company's business plan;

(5) approval of any settlement of any lawsuit or administrative proceeding to which the Company is a party and to which any agency, department, ministry or instrumentality of the United Mexican States or of the State of Nuevo Leon or of any municipality located in the State of Nuevo Leon also is a party, or with respect to which the Company proposes to

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     pay any amount in excess of U.S. $1 million (ONE MILLION AND 00/100
     DOLLARS) for transactional purposes;

(6) approval of any agreement between the Company and any of its shareholders that is not contemplated in the business plan.


All resolutions of the Board shall indicate the manner in which the action resolved to be taken shall be implemented.


                                    CHAPTER FIFTH

                            GENERAL SHAREHOLDERS' MEETINGS

EIGHTEENTH - (1) The General Meetings of Shareholders constitute the supreme authority of the Company and, therefore, have unlimited powers to resolve and ratify the acts and operations of the Company. Resolutions of General Shareholders' Meetings shall be carried out by the Chairman of the Board of Directors, unless such power specifically is delegated by the shareholders to some other person.

(2) General Shareholders' Meetings may be Ordinary or Extraordinary. All Shareholders' Meetings must be held at the Company's domicile.

(3) Written resolutions adopted by unanimous decision of all shareholders, if confirmed in a dated document signed by each shareholder or a duly authorized representative thereof, shall be valid and have the same legal effect as if such resolutions had been adopted at a duly convened Shareholders' Meeting. Such resolutions shall be signed by the Secretary or by the Assistant Secretary and be transcribed in the minute book of the proceedings of the Shareholders' Meetings. The Secretary or the Assistant Secretary shall deliver a certified copy of all such resolutions to the Examiners of the Company. Enclosures relating thereto, if any, shall be attached to the corresponding file.


NINETEENTH - (1) Ordinary Shareholders' Meetings shall be held at least once every year, within the first 4 (four) months of the fiscal year, and shall resolve on the following matters: (i) to discuss, approve or modify the report of the Board of Directors referred to in Article 172 of the General Law of Business Organizations, based upon the report of the Examiners; (ii) to appoint the Directors and their Alternates, and the Examiners, as provided in these Bylaws; (iii) to determine the remuneration, if any, that will be paid to the Directors and to the Examiners; and (iv) to determine any matter not reserved to Extraordinary Shareholders' Meetings.

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(2) Extraordinary Shareholders' Meetings may be called and held at any time, in accordance with these Bylaws, to consider any of the matters listed in Article 182 of the General Law of Business Organizations. Any of the matters listed in Article Seventeenth (1) through (6) of these Bylaws also may be considered by an Extraordinary Shareholders' Meeting if submitted thereto.


TWENTIETH - (1) General Shareholders' Meetings, both Ordinary and Extraordinary, may be held only upon a call by the Board of Directors or by the Examiners, in accordance with Articles 166 and 184, or as provided in Article 185, of the General Law of Business Organizations.

(2) The call Notice for a General Shareholders' Meeting must indicate the date, time and place for the Meeting, state the specific purpose or purposes for which the Meeting is called, provide an agenda for the Meeting, and state whether it is a first, second or later call. Each call Notice must be signed by the person issuing it. Call Notices must be published in a newspaper of large circulation in the domicile of the Company at least 15 (fifteen) calendar days in advance of the proposed date of the Meeting if it is a first call; and if it is a second call, the Notice must be published within the 15 (fifteen) calendar-day period following the proposed date set for the Meeting indicated in the first call and at least 5 (five) calendar days in advance of the new proposed date for the Meeting. Call Notices for General Shareholders' Meetings shall be delivered to the shareholders of the Company at their corresponding addresses recorded in the Company's Stock Registry Book. Each call Notice shall be delivered by hand, by telefax with acknowledgment of receipt, or by courier service, at least 15 (fifteen) calendar days prior to the date of the Meeting if on first call, or at least 5 (five) calendar days prior to the date of the Meeting if on second call. For purposes of this Article Twentieth, Notices shall be effective upon actual receipt at the domicile of the addressee as shown in the Stock Registry book.

(3) Notwithstanding paragraph (1), if all shares of the capital stock are represented at a Shareholders' Meeting, said Meeting shall be deemed validly held without any prior call.


TWENTY-FIRST - In order for an Ordinary Shareholders' Meeting to be legally convened upon first call, at least 60% (sixty percent) of the issued and outstanding shares of the capital stock, duly subscribed and paid up, must be represented thereat. In the event an Ordinary Shareholders' Meeting cannot be held on the date fixed for such purpose, a second call shall be made stating the circumstances thereof. In order for an Ordinary Shareholders' Meeting to be legally convened upon second or subsequent calls, at least 50% (fifty percent) of the issued and outstanding shares of the capital stock, duly subscribed and paid up, must be represented thereat. Resolutions shall be validly adopted at Ordinary Shareholders' Meetings only upon the affirmative vote of shareholders representing a majority of the issued and outstanding shares of the capital stock.


TWENTY-SECOND - In order for an Extraordinary Shareholders' Meeting to be legally convened upon first call, at least 75% (seventy-five percent) of the issued and outstanding shares of the capital stock, duly subscribed and paid up, must be represented thereat. In the event an Extraordinary Shareholders' Meeting cannot be held on the date fixed for such purpose, a second call shall be made stating the circumstances thereof. In order for an Extraordinary Shareholders' Meetings to be legally convened upon second or subsequent calls, at least 50% (fifty percent) of the issued and outstanding shares of the capital stock, duly subscribed and paid up, must be represented thereat. Resolutions shall be validly adopted at Extraordinary Shareholders' Meetings only upon the affirmative vote of shareholders representing more than 50% (fifty percent) of the issued and outstanding shares of the capital stock; except, however, that the affirmative vote of shareholders representing at least 60% (sixty percent) of the issued and outstanding shares of the capital stock, duly subscribed and paid up, shall be required to approve: (i) any amendment to or other modification of these Bylaws; (ii) any increase in the capital of the Company through an additional capital contribution by any shareholder; and, (iii) any of the matters listed in Article Seventeenth (1) through (6) of these Bylaws that may be submitted for consideration by an Extraordinary Shareholders' Meeting.


TWENTY-THIRD - If at a duly convened Shareholders' Meeting it is not possible to resolve on all matters listed in the agenda, due to lack of time, the Meeting may be adjourned and be continued on the next business day, without the need of a new call.


TWENTY-FOURTH - (1) At all Shareholders' Meetings, each shareholder shall be entitled to 1 (one) vote for each share of the capital stock held thereby.

(2) In order for shareholders to be admitted to Shareholders' Meetings, their names must be recorded in the Stock Registry book as the owners of the shares represented.

(3) Any shareholder may be represented at a Shareholders' Meeting by an attorney-in-fact pursuant to a special power of attorney, for which a plain letter proxy shall suffice.

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

(4) In order for resolutions to be validly adopted at any Shareholders' Meeting, they must concern and be within the scope of the matters listed in the agenda of said Meeting.


TWENTY-FIFTH - The Chairman shall designate one or more of the shareholders or their representatives to act as Tellers, in order for the same to determine whether the required quorum is present to hold the Shareholders' Meeting in question.


TWENTY-SIXTH - The Secretary or the Assistant Secretary shall attend all Shareholders' Meetings and record minutes of the proceedings of said Meetings in a minute book or books to be kept for such purpose. Minutes shall be prepared for all Shareholders' Meetings, including those not held due to a lack of quorum. The minutes of each Shareholders' Meeting shall be reviewed and signed by the persons acting as the Chairman and as the Secretary of the Meeting, by the attending Examiners, and by any duly authorized representative of a shareholder who wishes to do so. The documents that evidence that the calls were made under the terms set forth in these Bylaws, as well as the attendance list and any other document presented to the Meeting, shall be attached to the minutes. The Secretary and the Assistant Secretary shall have custody of the minute book of Shareholders' Meetings, the Stock Registry Book, and related books and records. Upon request by any shareholder, the Secretary or the Assistant Secretary shall issue copies of the recordings and entries contained in such books and permit any shareholder to review them.


                                    CHAPTER SIXTH

                             SURVEILLANCE OF THE COMPANY


TWENTY-SEVENTH - The surveillance of the Company's affairs shall be entrusted to Examiners, and in their absence, to Alternate Examiners, who shall be appointed or removed at an Ordinary Shareholders' Meeting. Neither the Examiners nor their Alternates need be shareholders. Each shareholder that holds at least 25% (twenty-five percent) of the issued and outstanding shares of the capital stock shall have the right to appoint one Examiner and his Alternate. Examiners and their Alternates may be reappointed any number of times.


TWENTY-EIGHTH - Each Examiner shall continue in his duties until his successor is duly appointed, qualified and takes office.

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

TWENTY-NINTH - The Examiners shall have the authority and duties set forth in the General Law of Business Organization.


                                   CHAPTER SEVENTH

                  FISCAL YEAR, PROFITS AND LOSSES AND BALANCE SHEET


THIRTIETH - The fiscal year shall begin on January 1, and shall end on December 31, of each year.


THIRTY-FIRST - At the end of each fiscal year, a report and financial statements shall be prepared as required under Article 172 of the General Law of Business Organizations. Said financial statements shall be audited by the Company's external auditors.


THIRTY-SECOND - The annual net profits shown in the balance sheet and the financial statements referred to under the preceding Article shall be applied as follows by the Annual Ordinary Shareholders' Meeting: (1) 5% (five percent) of the net profits shall be used to establish or increase the legal reserve until such reserve reaches an amount equivalent to 20% (twenty percent) of the capital stock; and (2) the remaining amount shall be applied as determined by the corresponding Shareholders' Meeting.


                                    CHAPTER EIGHTH

                      DISSOLUTION AND LIQUIDATION OF THE COMPANY


THIRTY-THIRD - The Company shall not be dissolved, except upon the occurrence of one or more of the following events: (1) the expiration of the fixed term of the Company stated in Article Fifth; (2) the absolute impossibility of the Company's continuing to pursue its corporate purpose stated in Article Second; (3) the number of shareholders of the Company becomes less than the minimum number of shareholders that is required under the General Law of Business Organizations; or (4) the loss of 2/3 (two-thirds) of the Company's corporate capital.

THIRTY-FOURTH - Upon any declaration by an Extraordinary Shareholders' Meeting that the Company has been dissolved, following the occurrence of 1 (one) or more of the events listed in Article Thirty-Third, the Company shall be liquidated. In this event, the Extraordinary Shareholders' Meeting dealing with the dissolution shall appoint one or more Liquidators. The shareholders also shall determine the authority of the

Liquidators, setting forth the guidelines to which the Liquidators shall be subject, and shall fix their compensation. Any shareholder or group of shareholders representing at least 25% (twenty-five percent) of the shares of the capital stock shall have the right to appoint a Liquidator in the event any dissolution is declared.


THIRTY-FIFTH - (1) During the period of any liquidation of the Company, the shareholders shall hold meetings in the same manner as provided in these Bylaws and the General Law of Business Organizations.

(2) In the event of any dissolution, the Liquidator or Liquidators shall assume the duties of the Board of Directors, with the powers said duties confer.

(3) In the event of any dissolution, the Examiners shall continue carrying out the same duties with respect to the Liquidators as they would discharge with respect to the Board of Directors.


                                    CHAPTER NINTH

                    FUNDAMENTAL DISAGREEMENT BETWEEN SHAREHOLDERS

THIRTY-SIXTH - (1) In the case that the Company has only two shareholders (and in no other case) and upon the occurrence of any fundamental dispute with respect to any major aspect of the operation of the Company, the shareholder that considers itself aggrieved may place the matter upon the agenda for consideration by the Board at the next scheduled Board meeting. If the Board meeting fails to produce a mutually acceptable resolution of the dispute, then a special Board meeting shall immediately be called and held not more than forty
(40) days and not less that thirty (30) days after the prior Board meeting, the sole purpose of which shall be to resolve the issue in dispute.

(2) Any fundamental dispute between the shareholders that has not been resolved as provided previously in paragraph (1), shall be submitted to mandatory mediation upon demand of either shareholder, any such mediation to be conducted under the guidance of the American Arbitration Association in Dallas, Texas, U.S.A., the shareholder that demands the mediation to bear the full expense of the mediation services, but each shareholder to bear all other costs of its own participation in the mediation.

(3) In the event that mediation under the previous paragraph (2) fails to produce a mutually acceptable resolution to the fundamental disagreement within thirty (30) days after the commencement of the mediation, then the aggrieved shareholder may, at its discretion, deliver to the other shareholder a Notice of Intent to Terminate, which must contain the following information and supporting documents:

     (i) the name of the shareholder that is delivering the Notice of Intent to Terminate;

     (ii) the date of the Notice of Intent to Terminate;

     (iii) the name and address of the shareholder and its officer to whom the Notice of Intent to Terminate is being delivered;

     (iv) a brief description of the fundamental dispute and the decisions, if any, of the Board directed at resolving the dispute, and why the shareholder considers the results unsatisfactory;

     (v) a brief description of the results of the mediation, and why the shareholder considers them unsatisfactory;

     (vi) a statement that the notifying shareholder thereby is making a binding and enforceable offer to sell all (but not less than all) of its shares of the capital stock of the Company to the other shareholder (which shall include a binding and enforceable offer to sell at least one (1) share, but not more than 1% (one percent) of its shares, to any nominee of the other shareholder) for a fixed price per share, payable in immediately available funds, in United States dollars, ten (10) days after any acceptance of such offer;

     (vii) a statement that the notifying shareholder or its nominee thereby also is making, simultaneously with the offer referred to in the previous paragraph (vi), a binding and enforceable offer to purchase all (but not less than all) of the shares of the capital stock of the Company held by the other shareholder, at the same fixed price per share as that referred to in the previous paragraph (vi), also payable in immediately available funds, in United States dollars, ten (10) days after acceptance of such offer;

     (viii) the Notice of Intent to Terminate shall contain the original signature of an officer of the notifying shareholder who is duly authorized on behalf of the notifying shareholder to make the offers referred to in the previous paragraphs (vi) and (vii); and

     (ix) the Notice of Intent to Terminate shall be accompanied by an irrevocable letter of credit confirmed by a reasonably acceptable commercial bank in the same country as the domicile of the shareholder to which the Notice of Intent to

Terminate is being transmitted, such letter of credit to guarantee full payment of the full purchase price for the shares to the shareholder receiving the Notice of Intent to Terminate in the event that such shareholder accepts the offer referred to the previous paragraph (vii), the only condition to drawing upon such letter of credit to be the duly authorized endorsement and delivery of the corresponding share certificates representing the shares being sold.

THIRTY-SEVENTH - Within twenty (20) days after receiving any Notice of Intent to Terminate containing the information required in Article Thirty-Sixth, the responding shareholder shall deliver to the notifying shareholder a Response Notice, which must contain the following information:

(1)  the name of the shareholder that is responding;

(2)  the date of the Response Notice;

(3) the name and address of the shareholder and its officer to whom the Response Notice is being delivered;

(4) a statement that the responding shareholder either accepts the offer to sell referred to in Article Thirty-Sixth (3)(vi), or that it accepts the offer to buy referred to in Article Thirty-Sixth (3)(vii), and that a binding contract thereby has been formed for the purchase or sale of shares upon the terms and conditions indicated;

(5) the Response Notice shall contain the original signature of an officer of the responding shareholder who is duly authorized on behalf of the responding shareholder to accept either of the offers referred to in Article Thirty-Sixth
(3)(vi) and (3)(vii); and

(6) if the Response Notice indicates that the responding shareholder is accepting the offer referred to in Article Thirty-Sixth (3)(vi), then the Response Notice must be accompanied by an irrevocable letter of credit confirmed by a reasonably acceptable commercial bank in the same country as the domicile of the shareholder to which the Response Notice is being transmitted, said letter of credit to guarantee payment of the full purchase price for the shares to the shareholder that receives the Response Notice, the only condition to drawing upon such letter of credit to be the duly authorized endorsement and delivery of the corresponding share certificates representing the shares being sold.

In the event that the shareholder receiving a Notice of Intent to Terminate does not deliver a Response Notice to the notifying shareholder within twenty (20) days after receipt of the Notice of Intent to Terminate, then for a period of twenty (20) additional days the notifying shareholder again shall notify the shareholder that should have responded that the former either will purchase all the shares of the Company held by the shareholder that should have responded, or that it will sell all of its shares of the Company to the shareholder that should have responded, at the price previously stated in the Notice of Intent to Terminate, which additional notice shall, under the circumstances, constitute the formation of a binding contract between the shareholders for the purchase or sale of such shares.


THIRTY-EIGHTH - The closing of any purchase or sale transaction for shares of the Company in accordance with this Chapter Ninth shall be completed not more than thirty (30) days after the formation of a binding contract therefor, regardless of how the binding agreement therefor may be formed under the final paragraph of Article Thirty-Seventh.


THIRTY-NINTH - In the event of any transfer of shares under this Chapter, the shareholder that is selling its shares of stock in the Company shall continue to provide to the Company for a period of sixty (60) days following such transfer, any and all services that it provided prior to the transfer.


                                    CHAPTER TENTH

                                     ARBITRATION

FORTIETH - Each of the shareholders and the Company shall attempt in good faith to resolve any dispute, controversy or claim that may arise in any manner whatsoever with respect to these Bylaws within 30 (thirty) calendar days after becoming aware of the dispute, controversy or claim.


FORTY-FIRST - Each and every dispute, controversy or claim arising out of or in connection with any provision of these Bylaws that is not settled amicably within the 30 (thirty) calendar day period referred to in Article Thirty-Sixth shall be solely and finally settled by binding, non-appealable arbitration at Dallas, Texas, U.S.A. not later than 6 (six) months following the initial Notice of arbitration (which Notice shall be given in writing to the party against whom the claim is being made, and to the arbitration administrator, by the party initiating the arbitration), in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") as modified by the provisions of this Chapter Ninth of the Bylaws.

FORTY-SECOND - Each and every arbitration hereunder shall be conducted by a panel of 3 (three) arbitrators. Not later than 10 (ten) calendar days after the initial Notice of arbitration, one arbitrator shall be selected and appointed by the Company to represent the position of the Company and the majority of the shareholders regarding the dispute, and another arbitrator shall be selected and appointed by the largest minority shareholder that disagrees with the position of the majority. The AAA shall have power to select either or both such arbitrators if they have not been selected by the parties as required within the time specified. Not later than 20 (twenty) calendar days after the selection and appointment of the two arbitrators, the two appointees shall choose a third arbitrator to serve as the neutral chairperson of the arbitration panel. If the two appointees cannot agree regarding the selection of the third arbitrator within such 20 (twenty) calendar day period, then the AAA shall have power to select the third arbitrator. Each arbitrator appointed to hear any dispute, controversy or claim hereunder shall have no relationship or connection with the Company or any of its shareholders or with any affiliate of any shareholder or with legal counsel to the Company or any of its shareholders. In the event of the death or disability of an arbitrator, a replacement arbitrator shall be selected and appointed in the same manner as the previous arbitrator.


FORTY-THIRD - The International Arbitration Rules of the AAA, as modified by the terms of this Chapter Tenth, shall govern the arbitration of any and all disputes arising under these Bylaws; and all disputes, controversies and claims arising out of or in connection with the interpretation, performance, breach or enforceability of these Bylaws shall be governed exclusively by the substantive laws of the United Mexican States.


FORTY-FORTH - The award rendered in connection with any arbitration conducted in accordance with this Chapter Tenth shall be final and binding, and any judgment upon such award may be entered and enforced by any court of competent jurisdiction in any country. The award of the arbitral tribunal shall be the sole and exclusive remedy regarding any and all claims and counterclaims with respect to the subject matter of the arbitrated dispute. The shareholders hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any award or judgment rendered pursuant thereto.


FORTY-FIFTH - Promptly following the rendering of an order or award in the arbitration of any disputed matter hereunder, the arbitrators shall issue to the interested parties hereunder a written explanation in the English language, with a certified translation thereof in the Spanish language, of the reasons for such order or award and a full statement of the facts found and the rules of law applied in reaching the decision.


FORTY-SIXTH - With respect to any award issued by the arbitrators with regard to any dispute arising under these Bylaws, the shareholders and the Company expressly agree: (a) to the prosecution of an action in any court of the United States of America or of any State thereof, or in any court of the State of Nuevo Leon or of the United Mexican States located in Monterrey, Nuevo Leon, to confirm and enforce such arbitration award; (b) that any such arbitration award shall constitute conclusive proof of the validity of the determinations of the arbitrators underlying such award; and (c) that any court mentioned in section
(a) of this paragraph may enter judgment upon and enforce such award, whether pursuant to the Inter-American Convention on International Commercial Arbitration, the laws of the United States of America or of the United Mexican States or of any of their several States, respectively, or otherwise.


FORTY-SEVENTH - All proceedings in any arbitration conducted hereunder shall be conducted in the English language, and all documents, exhibits and other evidence submitted in Spanish by any party shall be accompanied by a certified English translation thereof; provided, however, that upon request by any party to the arbitration all such proceedings, hearings and evidence shall be translated simultaneously into the Spanish language for the convenience of such party.


FORTY-EIGHTH - Not later than 60 (sixty) calendar days following delivery of the Notice of arbitration, each side shall produce and deliver to the arbitrators and to the other parties a list of all documents and witnesses upon which it plans to rely, which list shall contain all information necessary for a full understanding of the legitimate issues raised in the arbitration, including, without limitation, the following: (1) a written statement of the factual basis of the claim or defense and the legal theories upon which each claim or defense is based; (2) the names and addresses of all individuals, including witnesses whom the disclosing party expects to call to present testimony or other evidence during the arbitration proceeding and those whom the party believes may have knowledge or information relevant to the arbitration, and a description of the nature of the knowledge of information that each such individual is believed to possess; (3) the names and addresses of all persons who have given statements, along with copies of those statements; (4) a written computation of the measure of damages alleged by the disclosing party and the documents or testimony upon which such computation or measure is based; and (5) the existence, location, custodian and general description of any relevant documents or other tangible evidence that the disclosing party plans to use at the arbitration hearing. Each side shall be permitted 5 (five) hours of witness depositions, to be allocated as that side sees fit. No interrogatories or requests for admission shall be permitted. The arbitration hearing shall take place not later than 90
(ninety) calendar days following the initial Notice of arbitration. Each side shall have not more than 10 (ten) hours to make its arguments and present its evidence to the arbitration panel. The parties also may submit pre- and post-hearing memoranda, each not to exceed 20 (twenty) double-spaced pages.


FORTY-NINTH - All papers, documents and other evidence, whether written or oral, filed with or presented to the arbitrators, shall be deemed by the parties and the arbitrators to be confidential information. No party, witness or arbitrator shall disclose in whole or in part to any other person any confidential information submitted in connection with arbitration proceedings hereunder, except to the extent: (1) required by applicable law or regulation; (2) reasonably necessary to assist counsel in preparation for arbitration of the dispute; or (3) that such information was previously known or subsequently became known to the disclosing party, without restrictions on disclosure, that it was developed independently by such disclosing party, or that it became publicly known through no fault of the disclosing party.


FIFTIETH - The non-prevailing party in the arbitration shall bear the fees and expenses of the arbitrators, the costs of arbitration, the expense of any award rendered therein and of its enforcement, and the reasonable attorney's fees and expenses of the prevailing party. All expenses, fees, costs and charges, and any award, shall be expressed in United States dollars.


                                   ARTICLE ELEVENTH

                                  GENERAL PROVISIONS


FIFTY-FIRST - All matters not specifically discussed in these Bylaws shall be governed in accordance with the provisions of any separate written agreement drafted for such purpose by all the shareholders, or as provided in the General Law of Business Organizations, or, with respect to arbitration hereunder, as otherwise may be provided under the International Commercial Arbitration Rules of the AAA.